   As filed with the Securities and Exchange Commission on __________, 1999.
                                                                Registration No.
 -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                   Form S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                              ------------------

  Federal-Mogul Corporation                            Michigan                                 38-0533580
(Exact name of registrant as               (State or other jurisdiction of                  (I.R.S. employer
  specified in its charter)                    incorporation or organization)              identification numbers)

                          26555 Northwestern Highway
                         Southfield, Michigan   48034
                                (248) 354-7700
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ----------------------

                            DAVID M. SHERBIN, ESQ.
                           Associate General Counsel
                           FEDERAL-MOGUL CORPORATION
                          26555 Northwestern Highway
                         Southfield, Michigan   48034
                                (248) 354-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------

                                  Copies to:
                            PHYLLIS G. KORFF, ESQ.
                             PAUL T. SCHNELL, ESQ.
                             SKADDEN, ARPS, SLATE,
                              MEAGHER & FLOM LLP
                               919 Third Avenue
                           New York, New York 10022
                                (212) 735-3000
                               ----------------

     Approximate date of commencement of proposed sale of the securities to the public: At various times after the effective date of this registration statement.
                             ----------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                             ----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                             ----------------------
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ----------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ----------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                             ----------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
        Title Of Each Class           Amount To Be    Proposed Maximum       Proposed Maximum          Amount Of
  Of Securities To Be Registered       Registered      Offering Price       Aggregate Offering       Registration
                                                          Per Unit             Price(2)(3)              Fee(4)
------------------------------------------------------------------------------------------------------------------------------------

Debt securities of Federal-Mogul                            (1)
  Corporation(4)...................
-----------------------------------------------------------------------------------------------------------------------------------

Preferred stock of Federal-Mogul                            (1)
  Corporation, no par value(5).....
-----------------------------------------------------------------------------------------------------------------------------------

Common stock of Federal-Mogul
  Corporation, no par value(6).....
------------------------------------------------------------------------------------------------------------------------------------

Total (7)..........................   $2,500,000,000        100%              $2,500,000,000              $862,069
====================================================================================================================================


(1) The proposed maximum offering price per unit will be determined at various times by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated only for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The aggregate public offering price of the debt securities, preferred stock and common stock registered hereby will not exceed $2,500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)  Exclusive of accrued interest, distributions and dividends, if any.

(4) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold at various times.

(5) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of preferred stock of Federal-Mogul Corporation as at various times may be issued at indeterminate prices. Includes preferred stock which may be purchased by underwriters to cover over-allotments, if any.

(6) Subject to note (7) below, there is being registered an indeterminate number of shares of common stock of Federal-Mogul Corporation as at various times may be issued at indeterminate prices.

(7) In no event will the aggregate offering price of all securities issued at various times pursuant to this registration statement exceed $2,500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

                  Subject to Completion, Dated March __, 1999

PROSPECTUS


                           FEDERAL-MOGUL CORPORATION



May Offer

                                Debt Securities
                                Common Stock
                                Preferred Stock



Federal-Mogul Corporation will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                   -----------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                   -----------------------------------------


This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is March   , 1999

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is permitted.

                               Prospectus Summary

     This summary provides a brief overview of the key aspects of Federal-Mogul and the most significant terms of the offered securities. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

          .this prospectus, which explains the general terms of the securities that Federal-Mogul may offer;

          .any prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

          .the documents referred to in "Where You Can Find More Information" on page 6 for information on Federal-Mogul, including its financial statements.


                                 Federal-Mogul

     Federal-Mogul is a leading global manufacturer and distributor of a broad range of engine components, other vehicular components and related products. Federal-Mogul 's products are primarily used in the manufacture and maintenance of:

          .automobiles and light trucks

          .heavy duty trucks

          .farm and construction vehicles and

          .industrial equipment

     Federal-Mogul's principal executive office is at 26555 Northwestern Highway, Southfield, MI 48034, and its telephone number is (248) 354-7700.


                     The Securities Federal-Mogul May Offer

     Federal-Mogul may use this prospectus to offer up to $2,500,000,000 of:

          .debt securities;

          .common stock; and

          .preferred stock.

     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

Debt Securities

     Debt securities are unsecured general obligations of Federal-Mogul in the form of senior or subordinated debt. Senior debt includes Federal-Mogul's notes, debentures and other evidences of indebtedness for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures between Federal-Mogul and a trustee. Except for the subordination provisions of the subordinated indenture, for which there are no counterparts in the senior indenture, the provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture. The trustees under the indentures are banks or trust companies.

     Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in or filed as exhibits to Federal-Mogul's registration statement No. _________, Federal-Mogul's most recent annual report on Form 10-K, Federal Mogul's recent quarterly reports on Form 10-Q and Federal-Mogul's recent current reports on Form 8-K. You can receive copies of these documents by following the directions on page 6.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

          .The indentures do not limit the aggregate amount of debt securities that Federal-Mogul may issue, nor do they limit the incurrence or issuance of other debt by Federal-Mogul.

          .The indentures allow Federal-Mogul to defer the payment of interest at various times. However, during any period of deferral, Federal-Mogul shall not pay or declare any stock dividends or make any payments or guarantees that rank junior to the debt securities.

          .The indentures allow Federal-Mogul to merge or consolidate with another company, or to sell all or substantially all of its assets to another company. If these events occur, the other company will be required to assume Federal-Mogul's responsibilities relating to the debt securities, and Federal-Mogul will be released from all liabilities and obligations.

          .The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of Federal-Mogul's obligations or the debt security holder's rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

          .Federal-Mogul may discharge the debt securities issued under the indentures or be released from its obligations to the debt security holders by depositing sufficient amounts of money or U.S. government securities with the trustee to pay Federal-Mogul's obligations when due.

          .The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities.

     Guarantees

     Each prospectus supplement will describe any guarantees for the benefit of the debt securities, which may be granted by one or more subsidiaries of Federal-Mogul.

     Events of Default

     The events of default specified in the indentures include:

          .failure to pay principal when due;

          .failure to pay required interest for 30 days;

          .failure to make a required scheduled installment payment for 30 days;

          .failure to perform other covenants for 60 days after notice;

          .regarding the senior indenture, default regarding any other indebtedness in aggregate principal amount of at least $25 million and

          .specific events of insolvency or bankruptcy, whether voluntary or not.

     Remedies

     If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal and any accrued interest be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Common Stock

     Federal-Mogul may issue common stock, without par value. Common stock holders will receive dividends when declared by the board of directors. Each common stock holder is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Preferred Stock

     Federal-Mogul may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Federal-Mogul, voting rights and conversion rights.

     Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank before Federal-Mogul's common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.


                      Where You Can Find More Information

     As required by the Securities Act of 1933, Federal-Mogul filed a registration statement (No. _________) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Federal-Mogul files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Federal-Mogul files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Federal-Mogul to "incorporate by reference" the information it files with the SEC. This permits Federal-Mogul to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Federal-Mogul incorporates by reference the following documents which have been filed with the SEC:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1997.

     (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and Form 10-Q/A for the quarter ending September 30, 1998.

     (3) Current Reports on Form 8-K filed on January 13, 1998, March 11, 1998, March 23, 1998, April 7, 1998, April 17, 1998, May 14, 1998, June 11,
          1998, June 24, 1998, September 10, 1998, October 9, 1998, October 26,
          1998 November 24, 1998, February 25, 1999; and

     (4) Federal-Mogul's proxy statement for the 1998 Annual Shareholders' Meeting, filed on April 23, 1998.

     All documents Federal-Mogul files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from their date of filing.

     You may request a copy of these filings, at no cost, by writing or telephoning Federal-Mogul at the following address and telephone number:

     Treasurer
     Federal Mogul
     26555 Northwestern Highway
     Southfield, MI  48034
     (248) 354-7700

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Federal-Mogul has not authorized anyone to provide you with different information. Federal-Mogul is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                           Federal-Mogul Corporation

     Federal-Mogul Corporation is a leading global manufacturer and distributor of a broad range of components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. These components include:

          .powertrain systems components which are primarily bearings, rings and pistons,

          .sealing system components which include dynamic seals and gaskets and

          .general products which consist primarily of friction products, sintered products, camshafts and systems protection products.

Federal-Mogul markets its products to many of the world's major original equipment manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment.

     Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul initiated a change of management, followed by the initiation of a significant restructuring program designed to refocus Federal-Mogul on its core competencies of manufacturing, engineering and distribution. As part of its restructuring, Federal-Mogul closed or sold substantially all of its retail operations. Federal-Mogul also pursues a growth strategy of acquiring complementary manufacturing companies that enhances its product base, allows for expansion of its global manufacturing operations and provides opportunities to capitalize on Federal-Mogul's aftermarket distribution network and technological resources.

Recent Developments

Acquisitions

      In connection with its growth strategy, in March 1998 Federal-Mogul acquired T&N plc, a U.K.-based supplier of engine and transmission products, for a total purchase price of approximately $2.4 billion. T&N plc manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products.

     In March 1998, Federal Mogul acquired Fel-Pro Incorporated and certain affiliated entities, which constitute the operating businesses of the Fel-Pro group of companies, a privately-owned automotive parts manufacturer, for total consideration of approximately $722 million. Fel-Pro is a premier gasket manufacturer for the North America aftermarket and original equipment heavy duty market.

     In October 1998, Federal-Mogul acquired Cooper Automotive for an initial purchase price $1.9 billion excluding fees and expenses and excluding a post-closing net asset adjustment to be finalized in the second quarter of 1999. Cooper Automotive, comprised of the Cooper Automotive and the Moog divisions of Cooper Industries, Inc., is a premier provider of leading brand name automotive products to the aftermarket and original equipment market. Cooper Automotive manufactures and distributes brake and friction products, chassis, ignition products and lighting and wiper products under well-known brand names including Champion, Moog, Abex, Wagner and Zanxx. Among Cooper Automotive's largest customers, in alphabetical order, are AutoValue, Carquest, DaimlerChrysler, Ford, Fiat, General Motors and NAPA. Cooper Automotive had revenues in 1997 of $1.9 billion.

     In December 1998, Federal-Mogul acquired Glockler Dichtsysteme Gunter Hemmrich GmbH, a German manufacturer of rubber sealing components and acoustic decoupling for valve covers, intake manifolds and oil pans with sales of approximately $40 million.

     In January 1999, Federal-Mogul completed the acquisition of Tri-Way Machine Limited, a privately-owned manufacturer of machines and machining systems for the world's metal cutting industry headquartered in Windsor, Ontario, Canada for approximately $20 million, plus approximately $14 million of assumed debt.

     In January 1999, Federal-Mogul announced an agreement to acquire the piston division of Alcan Deutschland GmbH, a unit of Alcan Aluminum Ltd., with sales of approximately $150 million. The transaction is subject to regulatory approval and is expected to close in the second quarter of 1999.

     In January 1999, Federal-Mogul completed its acquisition of two camshaft machining plants from Crane Technologies Group, Inc. to expand the capacity of its automotive product lines. The two plants located in Orland, Indiana and Jackson, Michigan employ approximately 230 people and have annual sales of approximately $36 million.


Other Activites

     In December 1998, Federal-Mogul sold T&N's thin wall and dry bearings (polymer bearings) operations and certain other engine hard part assets to Dana Corporation for a purchase price of $430 million. Net proceeds to Federal-Mogul from the disposition of the T&N bearings business of approximately $372.0 million were used to repay bank indebtedness incurred in connection with the acquisition of Cooper Automotive.

     In December 1998, Federal-Mogul completed the sale of 14.1 million shares of its common stock. Net proceeds to Federal-Mogul from the December equity offering of approximately $781.2 million were used to repay bank indebtedness incurred in connection with the acquisition of Cooper Automotive.

     In January 1999, Federal-Mogul issued $1.0 billion of bonds with maturities ranging from seven to ten years, a weighted average yield of 7.53% and a weighted average coupon of 7.45%. Proceeds were used to repay borrowings under the Senior Credit Agreements. As a result of this transaction, Federal-Mogul will recognize an extraordinary charge in the first quarter of 1999 of approximately $8 million, net of tax, related to early extinguishment of debt.

     In February 1999, Federal-Mogul entered into a new $1.75 billion Senior Credit Agreement at variable interest rates which contains a $1.0 billion multicurrency revolving credit facility and two term loan components. The revolving credit facility has a five-year maturity. The term loan components of $400 million and $350 million mature in five and six years, respectively. The proceeds of this Senior Credit Agreement were used to refinance the prior Senior Credit Agreements entered into in connection with the T&N and Cooper Automotive acquisitions as well as the $400 million multicurrency revolving credit facility related to the T&N acquisition.

     In February 1999, all outstanding shares of Federal-Mogul's Series E Stock were exchanged into shares of Federal-Mogul's common stock. Each of the 607,745 remaining shares of the Series E Stock were exchanged into five shares of Federal-Mogul's common stock.

     Today, Federal-Mogul has over 300 locations, across 6 continents, in 24 countries, with approximately 55,000 employees worldwide. On a pro forma basis adjusted for the acquisitions of T&N, Fel-Pro and Cooper Automotive and dispositions described above as if they had occurred on January 1, 1997, Federal-Mogul's total sales for 1997 were approximately $6.6 billion.

     Federal-Mogul is a Michigan corporation with its principal executive offices located at 26555 Northwestern Highway, Southfield, Michigan 48034. The telephone number of those offices is (248) 354-7700.

              Selected Consolidated Financial Data - Federal-Mogul

     The following selected historical consolidated financial information of Federal-Mogul with respect to each year in the three-year period ended December 31, 1997 is derived from the Federal-Mogul Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the nine-month periods ended September 30, 1998 and 1997 have been derived from the Federal-Mogul Unaudited Financial Statements. The Federal-Mogul Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul" and the consolidated financial statements of Federal-Mogul and the notes thereto incorporated by reference herein.



                                                                                                             Nine Months Ended
                                                                                                               September 30,
                                                                      Year Ended December 31,                   (unaudited)
                                                              ---------------------------------------   ----------------------------
                                                                 1997          1996          1995          1998(1)        1997
                                                              -----------   -----------   -----------   ----------    ------------
                                                                          (dollars in millions, except per share amounts)
Consolidated Statement of Operations Data:
Net sales..................................................     $1,806.6      $2,032.7      $1,999.8      $2,993.2     $1,391.6
Costs of products sold.....................................      1,381.8       1,660.5       1,602.2       2,221.6      1,061.4
                                                              ----------    ----------    ----------    ----------    ---------
Gross margin...............................................        424.8         372.2         397.6         771.6        330.2
Selling, general and administrative expenses...............       (286.2)       (333.8)       (299.3)       (491.5)      (225.9)
Purchased in-process research and development charge.......           --            --            --         (18.6)          --
Gain on sales of businesses................................           --            --          24.0            --           --
Restructuring (charges) credits............................          1.1         (57.6)        (26.9)         (3.9)          --
Reengineering and other related (charges) credits..........          1.6         (11.4)        (13.9)           --           --
Adjustment of assets held for sale to fair value and other
  long-lived assets........................................          2.4)       (151.3)        (51.8)        (19.0)          --
Integration costs..........................................           --            --            --         (13.7)          --
Interest expense...........................................        (32.0)        (42.6)        (37.3)       (107.4)       (25.3)
Interest income............................................          7.1           2.9           9.6           7.5          4.2
International currency exchange losses.....................         (0.6)         (3.7)         (2.9)         (5.3)          --
British pound currency option and foreign contract, net....        (10.5)           --            --          13.3           --
Other expense, net(2)......................................         (3.4)         (3.4)         (2.4)        (14.6)         1.3
                                                              ----------    ----------    ----------    ----------    ---------
Earnings (Loss) before income taxes and
  extraordinary item.......................................         99.5        (228.7)         (3.3)        118.4         84.5
Income tax expense (benefit)...............................         27.5         (22.4)          2.5          62.6         24.7
                                                              ----------    ----------    ----------    ----------    ---------
Net Earnings (Loss) before extraordinary item..............     $   72.0      $ (206.3)     $   (5.8)     $   55.8     $   59.8

Extraordinary item--loss on early retirement of debt, net
 of applicable income tax benefit..........................         (2.6)           --            --         (31.3)            (2.6)
                                                              ----------    ----------    ----------    ----------      -----------
Net Earnings (Loss)........................................         69.4        (206.3)         (5.8)         24.5             57.2
Preferred dividends........................................          5.5           8.7           8.9           2.7              4.9
                                                              ----------    ----------    ----------    ----------      -----------
Net Earnings (Loss) Available to Common Shareholders.......     $   63.9      $ (215.0)     $  (14.7)     $   21.8         $   52.3
Dividends declared per share...............................     $   0.48      $   0.48      $   0.48      $   .125         $    .36
Common Share Summary (Diluted):
Income (loss) before extraordinary item....................     $   1.67      $  (6.20)     $  (0.42)     $   1.06         $   1.39
Extraordinary item.........................................        (0.06)           --            --         (0.61)           (0.06)

                                                              ----------    ----------    ----------    ----------      -----------
Net Earnings (Loss) Per Common Share.......................     $   1.61      $  (6.20)     $  (0.42)     $   0.45         $   1.33
                                                              ==========    ==========    ==========    ==========      ===========





                                                                                                     Nine Months Ended
                                                                                                       September 30,
                                                                 Year Ended December 31,                (unaudited)
                                                           ------------------------------------   -----------------------
                                                              1997         1996         1995        1998(1)        1997
                                                           ----------   ----------   ----------   ------------   --------
                                                                  (dollars in millions, except per share amounts)
Consolidated Balance Sheet Data:
Total assets............................................    $1,802.1     $1,455.2     $1,701.1    $ 7,417.4      $    --
Short-term debt(3)......................................        28.6        280.1        111.9        170.9           --
Long-term debt..........................................       273.1        209.6        481.5      2,426.0           --
Shareholders' equity....................................       369.3        318.5        550.3      1,205.6           --

Other Financial Information:
Cash provided from (used by) operating activities.......    $  215.7     $  149.0     $  (34.7)   $   228.1      $ 156.9
Cash provided from (used by) investing activities.......        (5.5)       (12.5)      (109.4)    (2,766.8)        48.8
Cash provided from (used by) financing activities.......       298.1       (122.8)       138.5      2,099.6       (218.3)
EBITDA(4)...............................................       190.8         95.0        154.0        419.9        146.3
Expenditures for property, plant, equipment and other           49.7         54.2         78.5        129.1         29.9
  long-term assets......................................
Depreciation and amortization expense...................        52.8         63.7         61.0        149.2         40.7


                          Footnotes on following page
                                ----------------

(1) Reflects first time consolidation of T&N and Fel-Pro as of March 6, 1998 and February 24, 1998, respectively.

(2) Other expense, net includes $3.4 million and $30.2 million of expense associated with Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible subordinated debentures of Federal-Mogul for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

(3) Includes current maturities of long-term debt.

(4) "EBITDA" represents the sum of income before interest income and expense, expense associated with the minority interest-preferred securities of affiliates, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency option and forward contract, and purchased in-process research and development charge. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. Federal-Mogul has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                   Selected Consolidated Financial Data--T&N

     The following selected historical consolidated financial information of T&N with respect to each year in the two-year period ended December 31, 1997 is derived from the T&N Financial Statements. The T&N Financial Statements have been audited by KPMG Audit Plc, independent certified public accountants, and are stated in accordance with U.K. GAAP. The selected consolidated financial information provided below should be read in conjunction with ''Manage ment's Discussion and Analysis of Financial Condition and Results of Operations--T&N'' and the T&N Financial Statements incorporated by reference herein.

T&N Historical in U.K. GAAP

                                                                            Year Ended  December 31,
                                                                    ----------------------------------------
                                                                          1997                  1996
                                                                    -----------------   --------------------
                                                                         (pounds sterling in millions)
Consolidated Profit and Loss Accounts Data:
Total turnover excluding associated undertakings                    (Pounds) 1,799.1    (Pounds) 1,956.0
Cost of sales......................................                         (1,293.5)           (1,418.3)
Other operating expenses...........................                           (331.6)             (370.3)
Other, net.........................................                             11.2              (560.2)(1)
Tax on profit (loss) on ordinary activities........                            (62.8)               (8.0)
                                                                            --------            --------
Profit/(loss) attributable to shareholders.........                 (Pounds)   122.4    (Pounds)  (400.8)
                                                                            ========            ========
Consolidated Balance Sheet Data:
Total assets.......................................                 (Pounds) 1,576.2    (Pounds) 1,558.3
Borrowings due within one year.....................                            103.7                77.2
Borrowings due after more than one year............                            285.4               260.2
Equity shareholders' funds at end of year..........                            191.4               118.3


T&N Pro Forma in U.S. GAAP(2)(3)

                                                                              Year Ended December 31,
                                                                            ----------------------------
                                                                               1997            1996
                                                                            -----------   --------------
                                                                               (dollars in millions)
Consolidated Statement of Operations Data:
Net sales................................................................    $ 2,948.4     $ 3,055.4
Costs and expenses.......................................................     (2,698.7)     (4,058.6)(1)
Income tax (expense) benefit.............................................       (159.3)        278.5
                                                                             ---------     ---------
Net earnings (loss)......................................................    $    90.4     $  (724.7)
                                                                             =========     =========
Consolidated Balance Sheet Data:
Total assets.............................................................    $ 3,120.1     $ 3,299.5
Short-term debt..........................................................        125.4          68.1
Long-term debt...........................................................        469.5         445.2
Shareholders' equity.....................................................        466.5         456.1
Other Financial Information:
Cash flow provided from (used by) operating activities...................    $   268.8     $   115.6
Cash flow provided from (used by) investing activities...................       (116.7)       (211.8)
Cash flow provided from (used by) financing activities...................       (125.0)         80.1
EBITDA(4)................................................................        421.3         390.2
Expenditures for property, plant, equipment and other long term assets...        170.9         179.2
Depreciation and amortization expense....................................        167.6         161.9

                          Footnotes on following page
--------------

(1) Includes charge for asbestos related costs of (Pounds)515 million under U.K. GAAP and $1.164 billion under U.S. GAAP.

(2) The T&N historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see
    Note 29 to the T&N Financial Statements). The following table reconciles the T&N profit/loss attributable to shareholders as reported under U.K. GAAP to net earnings/loss as stated under U.S. GAAP:



                                                                                    Year Ended December 31,
                                                                              ------------------------------------
                                                                                    1997               1996
                                                                              ----------------   -----------------
                                                                                          (in millions)
Profit/(loss) attributable to shareholders as reported under U.K. GAAP--
  stated in pound sterling.................................................   (Pounds)  122.4    (Pounds)  (400.8)
                                                                                      -------            --------
Converted to U.S. dollars..................................................            $201.4             $(628.4)
U.S. GAAP adjustments (in U.S. dollars):
Amortization of goodwill...................................................             (11.2)               (5.3)
Amortization of patents....................................................              (2.6)               (2.5)
Deferred taxation--full provision..........................................             (67.1)              158.7
Tax effect of other U.S. GAAP reconciling items............................               3.0               121.8
Pension costs..............................................................             (11.5)              (23.7)
Asbestos provision discount................................................              (0.8)             (355.9)
Depreciation on fixed asset revaluations...................................               9.5                 9.7
Carrying value of investments..............................................             (31.6)                 --
Other......................................................................               2.1                 2.0
Minority interests.........................................................              (0.8)               (1.1)
                                                                                       ------             -------
Net earnings (loss)........................................................            $ 90.4             $(724.7)
                                                                                       ======             =======



(3) Operating results and balance sheet data for 1997 have been translated at a rate of 1.6453 U.S. dollars to 1 pound sterling, and 1.6451 U.S. dollars to 1 pound sterling, respectively. Operating results and balance sheet data for 1996 have been translated at a rate of 1.5680 U.S. dollars to 1 pound sterling and 1.7110 U.S. dollars to 1 pound sterling, respectively.

(4) "EBITDA" represents the sum of income before interest income and expense and income taxes, plus depreciation and amortization as well as nonrecurring charges including gains on the sale of businesses, the cost and gains associated with options over shares of Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing T&N's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. Federal-Mogul has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                 Selected Financial Data For Cooper Automotive

     The following selected historical consolidated financial information of Cooper Automo tive with respect to each year in the three-year period ended December 31, 1997 is derived from the Cooper Automotive Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the nine-month period ended September 30, 1998 and 1997 has been derived from the Cooper Automotive Unaudited Financial Statements. The Cooper Automotive Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Manage ment's Discussion and Analysis-- Cooper Automotive" and consolidated financial statements of Cooper Automotive and the Notes thereto included in Annex 1 of this Offering Memorandum.




                                                                                        Nine Months Ended
                                                                                          September 30,
                                                Year Ended December 31,                    (unaudited)
                                          ---------------------------------          -------------------------
                                          1997           1996          1995           1998(1)           1997
                                         ------          -----        ------         --------         --------
                                                      (dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues.............................. $ 1,873.2       $ 1,903.2   $ 1,758.8       $  1,400.8        $ 1,423.8
Cost of sales.........................   1,294.4         1,316.9     1,215.9            953.6            985.2
Selling and administrative expenses...     354.8           360.2       326.1            259.7            266.7
Goodwill amortization.................      32.7            33.6        32.9             24.7             24.5
Nonrecurring charges..................      55.9           102.0          --               --             43.4
Other expenses, net...................      14.4            13.2        13.2              7.1              9.2
Interest expense......................       1.1             0.7         1.3              0.4              0.8
                                       ---------       ---------   ---------       ----------       ----------
     Income before income taxes.......     119.9            76.6       169.4            155.3             94.0
Income taxes..........................      54.3            49.1        79.1             64.4             42.5
                                       ---------       ---------   ---------       ----------       ----------
     Net income....................... $    65.6       $    27.5   $    90.3       $     90.9        $    51.5
                                       =========       =========   =========       ==========        =========

Consolidated Balance Sheet Data:
Total assets.......................... $ 2,619.6       $ 2,659.2          NA       $  2,705.3               NA
Short-term debt(1)....................      35.5             6.1          NA              2.9               NA
Long-term debt........................       3.6             7.1          NA              1.6               NA
Net assets............................   1,804.6         1,849.6          NA          1,954.3               NA

Other Financial Information
Cash provided from (used by)
 operating activities................. $   157.5       $   173.6   $   188.9       $    104.8        $   107.9
Cash provided from (used by)
 investing activities.................     (95.4)         (132.6)      (88.7)           (40.6)           (68.7)
Cash provided from (used by)
 financing activities.................     (66.5)          (38.3)     (108.8)           (37.0)           (27.0)
EBITDA(2).............................     274.5           280.4       269.8            228.1            211.9
Expenditures for property,
 plant, equipment and other
  long-term assets....................      78.4            87.1        85.7             43.7             58.7
Depreciation and
 amortization expense.................      97.6           101.1        99.1             72.4             73.7

----------------

(1) Includes current maturities of long-term debt.

(2) "EBITDA" represents the sum of income before interest income and expense, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. Federal-Mogul has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                 Selected Consolidated Financial Data--Fel-Pro

  The following selected historical consolidated financial information of Fel-Pro with respect to the years ended December 28, 1997 and December 29, 1996 is derived from the Fel-Pro Financial Statements. The Fel-Pro Financial Statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fel-Pro" and the Fel-Pro Financial Statements incorporated by reference herein.

                                                                                             Year Ended
                                                                                    -----------------------------
                                                                                    December 28,    December 29,
                                                                                    ------------    -------------
                                                                                        1997            1996
                                                                                        ----            ----
                                                                                        (dollars in millions)
        Consolidated Statement of Operations Data:
        Net sales................................................................        $ 489.3         $ 448.0
        Costs and expenses.......................................................         (442.3)         (408.7)
        Income tax (expense) benefit.............................................          (25.5)           (6.9)
                                                                                         -------         -------
        Net earnings.............................................................        $  21.5         $  32.4
                                                                                         =======         =======
        Consolidated Balance Sheet Data:
        Total assets.............................................................        $ 270.1         $ 261.8
        Short-term debt..........................................................             --              --
        Long-term debt...........................................................             --              --
        Shareholder's equity.....................................................          139.9           151.8

        Other Financial Information:
        Cash provided from (used by) operating activities........................        $  51.7         $  31.1
        Cash provided from (used by) investing activities........................          (18.5)          (30.6)
        Cash provided from (used by) financing activities........................          (33.2)           (0.5)
        EBITDA(1)................................................................           58.4            50.5
        Expenditures for property, plant, equipment and other long-term assets...           18.3            14.1
        Depreciation and amortization expense....................................           11.5            11.3

-------------

(1) "EBITDA" represents the sum of income before income taxes, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Fel-Pro's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. Federal-Mogul has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

          Ratio of Earnings to Fixed Charges and Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends


     The following table shows Federal-Mogul's (1) ratio of earnings to fixed charges and (2) ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1998 and for each of the five most recent fiscal years.

                                                                                        Year Ended
                                                        Nine Months                     December 31,
                                                            Ended                       ------------
                                                      September 30, 1998     1997    1996      1995     1994   1993
                                                      ------------------     ----    ----      ----     ----   ----
     Ratio of Earnings to Fixed Charges(1)..........         1.9x            3.3x   N/A(2)    N/A(3)    4.3x   2.7x
     Ratio of Earnings to Combined Fixed Charges
     and Preferred Stock Dividends(1)...............         1.9x            2.9x   N/A(2)    N/A(3)    3.1x   2.2x

---------------

(1) Federal-Mogul guarantees the debt of the Federal-Mogul Employee Stock Ownership Plan ("ESOP"); the fixed charges of the ESOP are not included in the above calculations.

(2) Not applicable as 1996 earnings were inadequate to cover fixed charges by $173.0 million.

(3) Not applicable as 1995 earnings were inadequate to cover fixed charges by $53.4 million.


     The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.


                                Use of Proceeds

     Federal-Mogul will use the net proceeds it receives from any offering of these securities:

    . for general corporate purposes, primarily to fund its operating units and subsidiaries,

    .     to refinance debt associated with acquisitions, or

    .     to refinance or extend the maturity of existing debt obligations.

Any specific use of the proceeds will be described in a prospectus supplement.

                        Description of Debt Securities

     The debt securities offered by this prospectus will be unsecured obligations of Federal-Mogul and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed as exhibits to the registration statement on Form S-3 (No. ________) of which this prospectus is part.

     The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the prospectus supplement. Copies of the indentures may be obtained from Federal-Mogul or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, the sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

     Unless otherwise provided in the prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York. The trustee under the subordinated debt indenture will be The Bank of New York.


General

     The debt securities will be unsecured obligations of Federal-Mogul. The indentures do not limit the amount of debt securities which may be issued under the indentures, nor do they limit the incurrence or issuance of other secured or unsecured debt of Federal-Mogul.

     The debt securities issued under the senior indenture will be unsecured and will rank on an equal basis with all other unsecured and unsubordinated obligations of Federal-Mogul. The debt securities issued under the subordinated indenture will be subordinate and junior in right of payment, as more fully described in the subordinated indenture, to all senior indebtedness of Federal-Mogul. See "--Subordination under the Subordinated Indenture."

     The prospectus supplement will describe the following terms, where applicable:

     . the title of the debt securities and whether the debt securities will be senior or subordinated debt;

     .    the total principal amount of the debt securities;

     . the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     .    the maturity date or dates;

     .    the interest rate or the method of computing the interest rate;

     . the date or dates from which any interest will accrue, or how the date or dates will be determined, and the interest payment date or dates and any related record dates;

     . if other than in United States dollars, the currency or currency unit in which payment will be made;

     . if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

     . if any payments may be made in a currency other than that in which the debt securities are stated to be payable, the periods within which and the terms upon which the election may be made;

     .    the location where payments on the debt securities will be made;

     . the terms and conditions on which the debt securities may be redeemed at the option of Federal-Mogul;

     . any obligation of Federal-Mogul to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     . if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     . any provisions for the discharge of Federal-Mogul's obligations relating to the debt securities by deposit of funds or United States government obligations;

     . whether the debt securities will trade in "book-entry" form and the terms and any conditions for exchanging the "global" security in whole or in part for paper certificates;

     . the date of any global security if other than the original issuance of the first debt security to be issued;

     . any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

     .    any other specific terms of the debt securities (Section 3.1).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or preferred stock of Federal-Mogul will be set forth in the prospectus supplement relating to the series. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Federal-Mogul, and may include provisions pursuant to which the number of shares of common stock or other securities of Federal-Mogul to be received by the holders of the debt securities may be adjusted.

     Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully-registered form without coupons. Where any series of debt securities are issued in bearer form, the special restrictions and considerations, including special offering restrictions and any applicable United States Federal income tax considerations will be described in the prospectus supplement. Bearer debt securities will be transferable by delivery (Section 3.5).

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any United States Federal income tax consequences and special considerations applicable to debt securities, or to debt securities issued at par that are treated as having been issued at a discount, will be described in the prospectus supplement.

     If the purchase price of any of the debt securities is payable or denominated, specific terms and other information relating to the debt securities and the foreign currency will be set forth in the prospectus supplement.

     In general, holders of the debt securities may receive

     . a principal amount on any principal payment date, or a payment of premium, if any, on any premium payment date or,

     . a payment of interest on any interest payment date, that is greater than or,

     .    less than the amount of principal, premium, if any, or

     .    interest, if any, otherwise payable on those dates,

depending on the value on those dates of the applicable currency or other factor.

The Pledges

     Indebtedness issued under certain of Federal-Mogul's debt agreements is secured by various collateral, including shares of capital stock and evidences of indebtedness of certain of Federal Mogule direct and indirect subsidiaries (the collectively "Subsidiary Guarantors") that possess principal manufacturing facilities located in the United States ("Shared Collateral"). As a result of the negative pledge clauses contained in the indentures, the Shared Collateral also secures each debt security. The Shared Collateral will automatically cease to secure each debt security if it ceases to secure certain of Federal-Mogul's debt agreements.

Guarantees

     Each prospectus supplement will describe any guarantees for the benefit of the debt securities, which may be granted by the following "Subsidiary Guarantors". The Subsidiary Guarantors listed below as the "Original Guarantors" are guarantors under debt agreements entered into by Federal-Mogul in connection with the acquisition of T&N, Fel-Pro and Cooper Automotive. The Subsidiary Guarantors listed below under the heading "Cooper Subsidiary Guarantors" were acquired by Federal Mogul in connection with its acquisition of Cooper Automotive and became guarantors under certain of Federal Mogul debt agreements which require all of Federal-Mogul's U.S. subsidiaries (except those held indirectly through a foreign subsidiary) and new subsidiaries of Federal-Mogul to become subsidiary guarantors under specified conditions. See "Recent Developments."

     Original Guarantors

     .    Carter Automotive Company

     .    Federal-Mogul Global Properties, Inc.,

     .    Federal Mogul Venture Corporation,

     .    Federal-Mogul World Wide, Inc.,

     .    Federal-Mogul Dutch Holdings Inc.,

     .    Federal-Mogul Global Inc.,

     .    Federal-Mogul U.K. Holdings Inc.,

     .    Federal Mogul UK Holdings Limited, and

     .    Felt Products Mfg. Co.

      Cooper Subsidiary Guarantors

     .    Federal-Mogul Ignition Company

     .    Federal Mogul Products, Inc.

     .    Federal Mogul Aviation, Inc.

          Federal-Mogul believes that filing of separate periodic reports with respect to the Subsidiary Guarantors or separate financial information with respect to the Original Guarantors would not provide material information necessary to an investment decision by holders of debt securities.

          In addition to filing separate periodic reports for Federal-Mogul Cor-poration and its subsidiaries, Federal-Mogul will provide condensed consolidating financial information with respect to the Subsidiary Guarantors evidencing the nature of the assets held by, and the operations and cash flows of, the Subsidiary Guarantors. Federal-Mogul will also provide consolidated annual audited financial statements for the Cooper Subsidiary Guarantors so long as the stock thereof continues to secure certain of Federal-Mogul's debt agreements.

Payment, Registration, Transfer and Exchange

     Unless otherwise provided in the prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of Federal-Mogul maintained for that purpose as Federal-Mogul may designate at various times, except that, at the option of Federal-Mogul, interest payments, if any, on debt securities in registered form may be made:

     . by check mailed to the registered holder at the close of business on the record date for the payment or

     . by wire transfer to an account maintained by the registered holder (Sections 3.7(a) and 9.2).

     Payment on the debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States as Federal-Mogul may appoint at various times. The paying agents outside the United States initially appointed by Federal-Mogul for a series of debt securities will be named in the prospectus supplement. Federal-Mogul may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if a series of debt securities are issuable as Registered securities, Federal-Mogul will be required to maintain at least one paying agent in each Place of Payment for that series and, if a series of debt securities are issuable as bearer securities, Federal-Mogul will be required to maintain a paying agent in a place of payment outside the United States where the series of debt securities and any coupons appertaining thereto may be presented and surrendered for payment (Section 9.2).

     Unless otherwise provided in the prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of Federal-Mogul maintained for that purpose as designated by Federal-Mogul at various times (Sections 3.5 and 9.2). Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the registration of transfer (Section 3.5).


Book-entry Procedures and Settlement for Debt Securities

     Most series of debt securities will be book-entry securities. When issued, all book-entry securities of the same class of a series will be represented by one or more fully registered global notes, without interest coupons. Each global note will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities and will be considered the sole owner of the debt securities for purposes of the indenture.

     Purchasers of debt securities may hold interests in the global notes only through DTC, if they are a participant in that system, or through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee ("participants"). DTC will maintain accounts showing the debt security holdings of its participants, and these participants will in turn maintain accounts showing the debt security holdings of their customers, some of whom may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry debt security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The debt securities of each beneficial owner of a book-entry security will be evidenced only by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the debt securities will generally not be entitled to have the debt securities represented by the global notes registered in its name and will not be considered the owner under the indenture. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of debt securities. The book-entry system for holding debt securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global note may exchange the securities for definitive notes (paper certificates) only if:

     (5) DTC is unwilling or unable to continue as depositary for the global note and Federal-Mogul is unable to find a qualified replacement for DTC within 90 days;

     (6) at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     (7) Federal-Mogul in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive notes in registered form.

     Unless indicated otherwise in the prospectus supplement, any global note that is exchangeable will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the prospectus supplement, for book-entry debt securities, references to actions taken by debt security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to debt securityholders and notices of redemption to DTC as the registered holder of the debt securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     Federal-Mogul will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.


Consolidation, Merger or Sale by Federal-Mogul

     Unless otherwise specified in the prospectus supplement, Federal-Mogul shall not consolidate with or merge into any other corporation or transfer or lease all or substantially all of its assets to another corporation, unless:

     . the corporation formed by the consolidation or into which Federal-Mogul is merged or the corporation which acquires its assets is organized in the United States;

     . the corporation formed by the consolidation or into which Federal-Mogul is merged or which acquires Federal-Mogul's assets expressly assumes all of the obligations of Federal-Mogul under each indenture;

     . immediately after giving effect to the transaction, no Default (as defined later in this document) or Event of Default exists; and

     . if, as a result of the transaction, properties or assets of Federal-Mogul would become subject to an encumbrance which would not be permitted by the terms of any series of debt securities, Federal-Mogul or the successor corporation, shall take any steps necessary to secure the debt securities equally and ratably with all indebtedness secured thereunder.

     Upon consolidation, merger or sale, the successor corporation formed by the consolidation, or into which Federal-Mogul is merged or to which the sale is made, shall succeed to, and be substituted for Federal-Mogul under each indenture (Section 7.1).


Events of Default, Notice and Holder's Rights on Default

     Before any holder of any series of debt securities may institute action for any remedy, other than payment of the principal of, premium, if any, and interest on the holder's debt security when due, a request to the trustee by the holders of not less than 25% in principal amount of the debt securities of that series outstanding is required for the trustee to take action. An offer satisfactory to the trustee of security and indemnity against liabilities incurred by it is also required (Section 5.2).

     Unless otherwise specified in the prospectus supplement, Events of Default on any series of debt securities are defined in each indenture as being:

     .    failure to pay principal, or premium, if any, when due;

     .    failure to pay required interest for 30 days;

     .    failure to make a required scheduled installment payment for 30 days;

     . failure to perform other covenants in the relevant indenture for 60 days after notice;

     . regarding the senior indenture, default regarding any other indebtedness in aggregate principal amount of at least $25 million and

     . specific events of insolvency or bankruptcy, whether voluntary or not (Section 5.1).

     If a responsible officer of the trustee has knowledge of a default the trustee shall, within 90 days after the occurrence of the known default, give to the holders of the debt securities notice of all defaults known to it unless a Default has been cured or waived; provided, that except in the case of a Default in payment on a particular series of debt securities, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a committee of its responsible officers in good faith determines that withholding notice is in the interests of the holders of the debt securities of that series (Section 6.6). "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default (Section 1.1).

     The holders of a majority in aggregate principal amount of each series of debt securities affected, with each series voting as a class, may, subject to limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on that trustee (Section 5.8).

     Each indenture includes a covenant that Federal-Mogul will file annually with the trustee a certificate as to Federal-Mogul's compliance with all conditions and covenants of each indenture (Section 9.6).

     If there were a default, the trustee or holders of 25% of the principal amount of the debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind the acceleration of the debt securities.


Option to Defer Interest Payments

     If specified in the prospectus supplement, Federal-Mogul shall have the right at any time and at various times defer the payment of interest for a number of consecutive interest payment periods (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in that prospectus supplement, provided that the Extension Period does not extend beyond the stated maturity of the debt securities. Material United States Federal income tax consequences and special considerations applicable to the debt securities will be described in the prospectus supplement.

     Unless otherwise specified in the prospectus supplement, at the end of the Extension Period, Federal-Mogul shall pay all interest then accrued and unpaid together with interest on the debt securities compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law; provided, that during any Extension Period,

     . Federal-Mogul shall not declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of its capital stock other than:

          - purchases or acquisitions of capital stock of Federal-Mogul in connection with the satisfaction by Federal-Mogul of its obligations under any employee or agent benefit plans or the satisfaction by Federal-Mogul of its obligations pursuant to any contract or security outstanding on the date of any event requiring Federal-Mogul to purchase capital stock of Federal-Mogul,

          - as a result of a reclassification of Federal-Mogul's capital stock or the exchange or conversion of one class or series of Federal-Mogul's capital stock for another class or series of Federal-Mogul's capital stock,

          - the purchase of fractional interests in shares of Federal-Mogul's capital stock pursuant to the conversion of exchange provisions of the capital stock or the security being conversed or exchanged,

          - dividends or distributions in capital stock of Federal-Mogul, rights to acquire capital stock or repurchases or redemptions of capital stock only from the issuance or exchange of capital stock or

          - redemptions or repurchases of any rights outstanding under a shareholder rights plan,

     . Federal-Mogul shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Federal-Mogul that rank junior to the debt securities, and

     . Federal-Mogul shall not make any guarantee payments regarding the foregoing.

     Before the end of any Extension Period, Federal-Mogul may further defer payments of interest by extending the interest payment period; provided, however, that, the Extension Period, including all previous and further extensions, may not extend beyond the maturity of the debt securities. Upon the end of any Extension Period and the payment of all amounts then due, Federal-Mogul may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but Federal-Mogul may prepay at any time all or any portion of the interest accrued during an Extension Period. Federal-Mogul has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the debt securities.

     Federal-Mogul shall give the holders of the debt securities notice of its selection of the Extension Period ten Business days before the earlier of:

     .    the interest payment date or

     . the date upon which Federal-Mogul is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the debt securities of the record or payment date of the related interest payment.


Modification of the Indentures

     Unless otherwise specified in the prospectus supplement, each indenture contains provisions permitting Federal-Mogul and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities to:

     . evidence the succession of another corporation to Federal-Mogul and the assumption of the covenants and obligations of Federal-Mogul by a successor to Federal-Mogul;

     . add to the covenants of Federal-Mogul or to surrender any right or power of Federal-Mogul;

     . add additional Events of Default regarding any series of debt securities;

     . add or change any provisions to the extent as necessary to facilitate the issuance of debt securities in bearer form or to facilitate the issuance of debt securities in global form;

     . add, change or eliminate any provision affecting only debt securities not yet issued;

     .    secure the debt securities;

     .    establish the form or terms of debt securities;

     .    evidence and provide for successor trustees;

     . if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

     . correct any defect or supplement any inconsistent provisions or to make any other provisions regarding matters or questions arising under the indenture, provided that the action does not adversely affect the interests of the holders of any series of debt securities; or

     . cure any ambiguity or correct any mistake. The subordinated indenture also permits Federal-Mogul and the trustee thereunder to enter into the supplemental indentures to modify the subordination provisions contained in the Subordinated Debenture except in a manner adverse to any outstanding debt securities (Section 8.1).

     Unless otherwise specified in the prospectus supplement, each indenture also contains provisions permitting Federal-Mogul and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the supplemental indenture (with the debt securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities, except that, without the consent of the holder of each debt security so affected, no supplemental indenture may:


     . change the time for payment of principal or premium, if any, or interest, if any, on any debt security;

     . reduce the principal of, or the rate of interest, or premium, if any, on any debt security, or change the manner in which the amount of any of the foregoing is determined;

     . reduce the amount of premium, if any, payable upon the redemption of any debt security;

     . reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security or Indexed Security;

     . impair the right to institute suit for the enforcement of any payment on or regarding any debt security;

     . reduce the percentage in principal amount of the outstanding debt securities affected thereby, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with provisions of the indenture or for waiver of defaults;

     . change the obligation of Federal-Mogul to maintain an office or agency in the places and for the purposes specified in the indenture;

     . modify the provisions relating to the subordination of outstanding any series of debt securities in a manner adverse to the holders thereof; or

     . modify the provisions relating to waiver of defaults or any of the foregoing provisions. (Section 8.2).


Subordination under the Subordinated Indenture

     The subordinated indenture provides that any subordinated debt securities issued thereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the subordinated indenture (Section 12.1 of the subordinated indenture). The subordinated indenture defines the term "Senior Indebtedness" as:

     (8) all indebtedness of Federal-Mogul, whether outstanding on the date of the subordinated indenture or thereafter created, incurred or assumed, that is for money borrowed, or evidenced by a note or similar instrument given in connec tion with the acquisition of any business, properties or assets, including securities;

     (9) any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which Federal-Mogul is responsible or liable as guarantor or otherwise; and

    (10) amendments, renewals, extensions and refundings of any indebtedness. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.


Senior Indebtedness does not include:

    (11)  any indebtedness of Federal-Mogul to any of its subsidiaries,

    (12) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, and

    (13) any indebtedness which by its terms is expressly made on an equal basis with or subordinated to the subordinated debt securities (Section 12.2 of the subordinated indenture).

    If:

    (14) Federal-Mogul defaults in the payment of any principal, or premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or

    (15) an event of default occurs regarding any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of the event of default requesting that payments on subordinated debt securities cease is given to Federal-Mogul by the holders of Senior Indebtedness, then unless and until the default in payment or event of default is cured or waived or ceases to exist, no direct or indirect payment in cash, property or securities, by set-off or otherwise shall be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities (Section 12.4 of the subordinated indenture).

    In the event of:

    (16) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Federal-Mogul, its creditors or its property,

    (17) any proceeding for the liquidation, dissolution or other winding-up of Federal-Mogul, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

    (18)  any assignment by Federal-Mogul for the benefit of creditors, or

    (19)  any other marshalling of the assets of Federal-Mogul,

all Senior Indebtedness including, interest accruing after the commencement of any proceeding, assignment or marshalling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Federal-Mogul on account of subordinated debt securities.

     Any payment or distribution, whether in cash, securities or other property, other than securities of Federal-Mogul or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the subordinated indenture regarding the indebtedness evidenced by subordinated debt securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any plan of reorganization or readjustment, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of subordinated debt securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Federal-Mogul being subordinated to the payment of subordinated debt securities, shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among the holders until all Senior Indebtedness shall have been paid in full. (Section 12.3 of the subordinated indenture). No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Federal-Mogul. (Section 12.9 of the subordinated indenture).

     Senior Indebtedness will not be considered to have been paid in full unless the Senior Indebtedness holders have received cash, securities or other property equal to the amount of the outstanding Senior Indebtedness. After all Senior Indebtedness has been paid in full and until the subordinated debt securities are paid in full, the holders of subordinated debt securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive distributions applicable to the Senior Indebtedness (Section 12.7 of the subordinated indenture).

     The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed before issuance. Any change would be described in the prospectus supplement relating to the subordi nated debt securities.


Defeasance and Covenant Defeasance

     If indicated in the prospectus supplement, Federal-Mogul may elect either:

     (20) to defease and be discharged from any and all obligations regarding the debt securities of or within any series, except as otherwise provided in the relevant indenture) ("defeasance") or

     (21) to be released from its obligations regarding covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant trustee (or other qualifying trustee), in trust for that purpose, of money and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on the debt securities to maturity or redemption, as the case may be, and any mandatory installment payment or analogous payments thereon.

     As a condition to defeasance or covenant defeasance, Federal-Mogul must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. The opinion of counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the relevant indenture (Article 4). If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which the series of debt securities are payable (Section 3.1).

     In addition, regarding the subordinated indenture, to be discharged, no event or condition shall exist that, pursuant to provisions described under "-- Subordination under the Subordinated Indenture" above, would prevent Federal-Mogul from making payments of principal of, and premium, if any and interest, if any, on subordinated debt securities at the date of the irrevocable deposit referred to above (Section 4.6(i) of the subordinated indenture).

     Federal-Mogul may exercise its defeasance option regarding the debt securities regardless of its prior exercise of its covenant defeasance option. If Federal-Mogul exercises its defeasance option, payment of the debt securities may not be accelerated because of an Event of Default (Section 4.4). If Federal-Mogul exercises its covenant defeasance option, payment of the debt securities may not be accelerated by reason of a Default or an Event of Default regarding the covenants to which covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.


The Trustees

     Unless otherwise specified in the prospectus supplement, The Bank of New York will be the trustee under the senior indenture and under the subordinated indenture. Federal-Mogul may also maintain banking and other commercial relationships with each of the trustees and their affiliates in the ordinary course of business.

                Description of Common Stock and Preferred Stock

     In general, the classes of authorized capital stock are afforded preferences regarding dividends and liquidation rights in the order listed above. The board of directors of Federal-Mogul is empowered, without approval of the shareholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it including, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock or of the entire class of preferred stock if none of the shares have been issued, the number of shares constituting each series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the restated articles of incorporation.

     The prospectus supplement relating to an offering of common stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.


Common Stock

     Common stock holders will receive dividends as may be declared at various times by the board of directors out of funds legally available for that purpose. Common stock holders are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Common stock holders will receive, upon any liquidation of Federal-Mogul, all remaining assets available for distribution to shareholders after satisfaction of Federal-Mogul's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. All shares of common stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. The common stock is listed on the NYSE. Common stock holders have no preemptive, conversion or redemption rights. The registrar and transfer agent for the common stock is The Bank of New York.


Preferred Share Purchase Rights

     On February 24, 1999, Federal-Mogul's board of directors authorized the distribution of one preferred share purchase right for each outstanding share of common stock. This rights plan becomes effective on April 30,1999, the expiration date for the current rights plan. Under the new plan, each right entitles the holder to buy one unit consisting of one-thousandth of a share of Series F Junior Participating Preferred Stock at a price of $250.00 per unit. The rights are governed by the rights agreement.

     As distributed, the rights trade together with the common stock. They may be exercised or traded separately only after the earlier to occur of:

     . 10 days following a public announcement that a person or group of persons has obtained the rights to acquire 10% or more of the outstanding common stock (20% in the case of some institutional investors), or

     . 10 business days, or a later date as may be determined by action of the board of directors, following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the outstanding common stock.

     If the acquiring person or group of persons acquires 10% or more of the common stock, each right, other than those held by the acquirer, will entitle its holder to purchase, at the right's exercise price, shares of common stock having a market value of twice the right's exercise price. Additionally, if Federal-Mogul is acquired in a merger or other business combination, each right, other than those held by the surviving or acquiring company, will entitle its holder to purchase, at the right's exercise price, shares of the acquiring company's stock, or common stock of Federal-Mogul if it is the surviving corporation, having a market value of twice the right's exercise price.

     Rights may be redeemed at the option of the board of directors for $0.01 per right at any time until ten days following the date that any person or group of persons acquires 10% or more of Federal-Mogul's common stock. The board may amend the rights at any time without shareholder approval. The rights will expire by their terms on April 30, 2009.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Federal-Mogul in a manner that causes the rights to become exercisable. Federal-Mogul believes, however, that the rights would neither affect any prospective offeror willing to negotiate with the board of directors of Federal-Mogul nor interfere with any merger or other business combination approved by the board of directors.


Preferred Stock

     The prospectus supplement will describe the following terms of any preferred stock, to the extent applicable to the preferred stock:

     . the specific designation, number of shares, seniority and purchase price;

     .    any liquidation preference per share;

     .    any date of maturity;

     .    any redemption, repayment or installment payment provisions;

     . any dividend rate or rates, which may be fixed or variable and the dates on which any dividends will be payable and the dates from which the dividends shall accrue or the method by which the rates or dates will be determined;

     .    any voting rights;

     . if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     . the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to the calculation;

     . whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, which may include other preferred stock, debt securities, common stock or other securities or rights of Federal-Mogul including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices or a combination of the foregoing, and the terms and conditions upon which the conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

     . the place or places where dividends and other payments on the preferred stock will be payable; and

     . any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.


                                 Key Provisions

     The restated articles of incorporation and bylaws of Federal-Mogul and the rights agreement contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a change of control of Federal-Mogul. Because this is a summary, it does not contain all the information that may be important to you. You should read the provisions of the restated articles of incorporation and bylaws and the rights agreement carefully.

     Federal-Mogul's Articles of Incorporation

     Federal-Mogul's restated articles of incorporation provide that the approval of a business combination (as defined later in this document) requires, in addition to any other vote that may be required, the affirmative vote of at least a majority of the outstanding shares of preferred stock entitled to vote thereon and common stock, voting as a single class. In addition,

     (22) where the restated articles of incorporation require the approval of the preferred stock holder or one or more series thereof considered as a separate class, the business combination also requires the affirmative vote of at least a majority of the outstanding shares of the preferred stock of the series thereof considered as a separate class that are not owned by an Interested Shareholder (as defined later in this document) and

     (23) where applicable law requires that a transaction be approved by any class or series of Federal-Mogul's stock or any combination thereof considered as a single class, the transaction also requires the affirmative vote of at least a majority of the shares of each class or series or combination considered as a single class that are not owned by the Interested Shareholder.

     The voting requirements set forth in the previous paragraph shall not apply to any business combination if:

     (24) Federal-Mogul's board of directors includes at least one member who was a duly elected and acting member of the board of directors (each being a "Disinterested Director") before the time the Interested Shareholder involved became an Interested Shareholder and the business combination has been approved by a majority of the Disinterested Directors and by a majority of the entire board of directors,

     (25) the aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of common stock in the business combination shall be at least equal to the Specified Price (as defined later in this document) or

     (26) the business combination has been unanimously approved by the board of directors and the board has, in the faithful exercise of its fiduciary duties to the holders of common stock, unanimously and expressly determined that the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by holders of common stock in the business combination, although less than the Specified Price, is nonetheless fair to all holders of common stock.


     As used above:

     "business combination" means

     (27) any merger or consolidation of Federal-Mogul and any subsidiary with or into any Interested Shareholder or any corporation which after the merger or consolidation would be an affiliate of an Interested Shareholder,

     (28) any sale lease exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder or its affiliate of assets of Federal-Mogul or any subsidiary having a fair market value of $1 million or more except in the ordinary course of business and on an arm's-length basis,

     (29) the issuance or transfer by Federal-Mogul or any subsidiary, in one transaction or a series of related transactions, of any securities of Federal-Mogul or a subsidiary to any Interested Shareholder or its affiliate for cash, securities or property having a fair market value of $1 million or more,

     (30) the adoption of any plan or proposal for the liquidation or dissolution of Federal-Mogul as a result of which any Interested Shareholder or its affiliate would receive any assets of Federal-Mogul other than cash or

     (31) any reclassification of securities including any reverse stock split or recapitalization of Federal-Mogul or merger or consolidation of Federal-Mogul with any subsidiary or any similar transaction, whether or not with an Interested Shareholder, which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any equity security of Federal-Mogul or a subsidiary directly owned by an Interested Shareholder or its affiliate.


     "Interested Shareholder" means a person who on the record date for determining the shareholders entitled to vote on a business combination is:

     (32) the beneficial owner of 10% or more of the outstanding shares of common stock,

     (33) an affiliate of Federal-Mogul and within two years before the record date beneficially owned 10% or more of the then outstanding shares of common stock or

     (34) an assignee or other successor to any shares of capital stock of Federal-Mogul which were within two years prior thereto beneficially owned by an Interested Shareholder and the assignment or succession shall have occurred in one or more transactions not involving a public offering.


     "Specified Price" means the highest of:

     (35) the highest per share price paid or agreed to be paid by the Interested Shareholder to acquire beneficial ownership of any shares of common stock within the two-year period before the consummation of the business combination;

     (36) the per share book value of the common stock at the end of the fiscal month immediately preceding the consummation of the business combination; and

     (37)  if the common stock of the Interested Shareholder is publicly traded,

           - the price per share equal to the earnings per share of common stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination or,

           - if votes are not solicited on the business combination, immediately preceding the consummation of the business combination, multiplied by the ratio, if any, of the highest published sale price of the Interested Shareholder's common stock during its four fiscal quarters immediately preceding the date, to the earnings per share of common stock of the Interested Share holder for the four fiscal quarters.

     Federal-Mogul's Bylaws

     Federal-Mogul's bylaws contain provisions that govern nominations of directors by shareholders and presentation of business by shareholders for consideration at the annual meeting of shareholders. Generally, a shareholder must give notice of any nomination or business within 75 to 100 days before the meeting, giving specified information as to the shareholder and as to the person nominated and the business proposed to be brought before the meeting.


                             Plan of Distribution

     Federal-Mogul may sell any of the securities being offered by this prospectus in any one or more of the following ways at various times:

     .    through agents;

     .    to or through underwriters;

     .    through dealers; or

     .    directly to purchasers.

     The prospectus supplement regarding the securities will provide details on the terms of the offering of the securities, including:

     .    the name or names of any underwriters, dealers or agents;

     . the purchase price of the securities and the proceeds to Federal-Mogul from the sale;

     . any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed at various times.

     The distribution of the securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by Federal-Mogul at various times. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by Federal-Mogul to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be found to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, Federal-Mogul will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for the sale is reached. The agreement will contain:

     .    the names of the specific managing underwriter or underwriters and

     .    any other underwriters.

The terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be detailed in the prospectus supplement which will be used by the underwriters to make resales of the securities.

     If Federal-Mogul uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities at various times in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     If a dealer is used, Federal-Mogul will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer of the offered securities may be found to be an underwriter, as the term is defined in the Securities Act. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

     Offers to purchase securities may be solicited directly by Federal-Mogul and the sale thereof may be made by Federal-Mogul directly to institutional investors or others, who may be found to be underwriters within the meaning of the Securities Act regarding any resale thereof. The terms of any sales will be described in the prospectus supplement relating thereto.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by Federal-Mogul against some liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Federal-Mogul and its subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Federal-Mogul. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the prospectus supplement. Remarketing firms may be found to be underwriters, as the term is defined in the Securities Act, in connection with the remarketed securities. Remarketing firms may be entitled under agreements which may be entered into with Federal-Mogul to indemnification or contribution by Federal-Mogul against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Federal-Mogul and its subsidiaries in the ordinary course of business.

     If so indicated in the prospectus supplement, Federal-Mogul may authorize agents, underwriters or dealers to solicit offers by specific types of institutions to purchase securities from Federal-Mogul at the public offering prices set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Federal-Mogul.


                  Incorporation of  Information by Reference

     The SEC allows Federal-Mogul to "incorporate by reference" the information it files with the SEC. This permits Federal-Mogul to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and, where applicable, supersede any information previously incorporated by reference and listed below. Federal-Mogul incorporates by reference the following documents that have been filed with the SEC:

     .    Annual Report on Form 10-K for the year ended December 31, 1997.

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and Form 10-Q/A for the quarter ended September 30, 1998;

     . Current Reports on Form 8-K filed on January 13, 1998, March 11, 1998, March 23, 1998, April 7, 1998, April 17, 1998, May 14, 1998, June 11,
          1998, June 24, 1998, September 10, 1998, October 9, 1998, October 26,
          1998 November 24, 1998, February 25, 1999; and

     . Proxy statement for the 1998 Annual Shareholders' Meeting, filed on April 23, 1998.


     This prospectus incorporates documents by reference which are not part of or delivered with this document. These documents (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) are available without charge upon written or oral request directed to: James J. Zamoyski, Esq., Senior Vice President, General Counsel and Secretary, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48034 (telephone: (248) 354-7700).

                                 Legal Matters

     Unless otherwise indicated in the prospectus supplement, the validity of securities being offered hereby will be passed upon for Federal-Mogul by David
M. Sherbin, Esq., Associate General Counsel of Federal-Mogul. Mr. Sherbin owns and holds options to purchase approximately 3,100 shares of common stock of Federal-Mogul.


                                    Experts

     The consolidated financial statements and schedule of Federal-Mogul for each of the three years in the period ended December 31, 1997 incorporated by reference in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports and incorporated in this document by reference. The consolidated financial statements and schedule audited by Ernst & Young LLP are incorporated in this document by reference in reliance on such reports given upon the authority of the firm as experts in accounting and auditing.

     The consolidated financial statements of T&N for the three years in the period ended December 31, 1997 incorporated by reference in this document have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports and incorporated in this document by reference. The consolidated financial statements audited by KPMG Audit Plc are incorporated in this document by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The financial statements of Fel-Pro as of December 28, 1997 and December 29, 1996 for the three years in the period ended December 28, 1997 incorporated by reference in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports and incorporated by reference in this document. The financial statements audited by Ernst & Young LLP are incorporated in this document by reference in reliance on the report given upon the authority of the firm as experts in accounting and auditing.

     The financial statements of the automotive divisions of Cooper Industries, Inc. for the combined financial position as of December 31, 1996 and 1997 and combined results of operations and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports and incorporated by reference in this document. The financial statements audited by Ernst & Young LLP are incorporated in this document by reference in reliance on such report given upon the authority of the firm as experts in accounting and auditing.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the prospectus in connection with the offer contained in this prospectus supplement and the prospectus and, if given or made, the information or representations must not be relied upon. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction in which the offer or sale is not permitted.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offer contained in this prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Federal-Mogul or the Underwriters. Neither the delivery of this prospectus and any accompanying prospectus supplement, nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Federal-Mogul since the date hereof. This prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                               TABLE OF CONTENTS


                 Prospectus

Prospectus Summary................................  4
Federal-Mogul Corporation.........................  9
Selected Consolidated Financial Data.............. 12
Ratio of Earnings To Fixed Charges And
  Ratio of Earnings To Combined Fixed
  Charges and Preferred Stock Dividends........... 18
Use of Proceeds................................... 18
Description of Debt Securities.................... 19
Description of Common and Preferred Stock......... 34
Key Provisions.................................... 36
Plan of Distribution.............................. 39
Incorporation of Information by Reference......... 41
Legal Matters..................................... 42
Experts........................................... 42



                             [LOGO FEDERAL MOGUL]



                 ---------------------------------------------
                                  PROSPECTUS
                 ---------------------------------------------



                           Dated _________ __, 1999

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses of issuance and distribution, other than underwriting discounts and commissions, expected to be incurred by the Registrant are as follows:

Filing fee of Securities and Exchange Commission relating
     to registration statement...................................... $862,069

Blue Sky qualification fees and expenses, including legal fee........   *

Printing and engraving expenses......................................   *

Transfer agent and trustee fees and expenses.........................   *

Fees and expenses of counsel for the Registrant......................   *

Total................................................................$  *
                                                                     ========
------------
* To be completed by amendment.

Item 15.  Indemnification of Directors and Officers of Federal-Mogul

     Sections 561 through 571 of the Michigan Business Corporation Act (the "Act"), and Article XI of Federal-Mogul's bylaws relate to the indemnification of Federal-Mogul's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

     The Act permits indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Federal-Mogul or its shareholders (and, regarding a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Federal-Mogul) arising by reason of the fact that such person is or was a director or officer of Federal-Mogul (or with some other entity at Federal-Mogul's request) and (ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by or in the right of Federal-Mogul, unless the director or officer is found liable to Federal-Mogul and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

     The Act requires indemnification for expenses to the extent that a director or officer is successful on the merits in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by (a) a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, (b) if a quorum cannot be obtained, by a majority vote of a committee duly designated by the board and consisting only of two or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding, (c) by independent legal counsel, (d) by all independent directors who are not parties or threatened to be made parties to the action, suit or proceeding, or (e) by the shareholders (but shares held by directors or officers who are parties or are threatened to be made parties may not be voted). In some specific circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the director or officer of their good-faith belief that they have met the applicable standard of conduct set forth in Sections 561 and 562 of the Act, receipt of a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

     Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under Federal-Mogul's Articles of Incorporation, bylaws, or a contrac tual agreement. The Act permits Federal-Mogul to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Federal-Mogul whether or not such liabilities would be within the foregoing indemnification provisions.


                                    Bylaws

     Under Federal-Mogul's bylaws, Federal-Mogul is required to indemnify any person who was or is a party or is threatened to be made a party to or called as a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether formal or informal) and any appeal thereof (other than an action by or in the right of Federal-Mogul, a "derivative action") by reason of the fact that such person is, was or agreed to become a director or officer of Federal-Mogul, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person was successful in defending such action, suit or proceeding, or otherwise if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Federal-Mogul or its shareholders, and, regarding any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except the indemnification extends only to expenses (including actual and reasonable attorneys' fees) and amounts paid in settlement incurred by the person in connection with such action and, where the person is found to be liable to Federal-Mogul, only if and to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnification for the expenses which the court considers proper.

     Federal-Mogul's bylaws provide that Federal-Mogul shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that if required by the Act, the person furnishes Federal-Mogul with an undertaking to reimburse Federal-Mogul if it is ultimately determined that such person is not entitled to indemnification. Federal-Mogul shall provide indemnification to any person who is or was serving at the request of Federal-Mogul as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the same degree as the foregoing indemnification of directors and officers. In addition, Federal-Mogul may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Federal-Mogul (or is serving or was serving at the request of Federal-Mogul in a position and at an entity listed in the preceding sentence) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Federal-Mogul would have the power to indemnify the person against such liability under the provisions of Federal-Mogul's bylaws.


            Indemnification of Directors and Officers of the Trust

     The Declaration of the Trust provides that Federal-Mogul shall indemnify any officer, employee or agent of the Trust or its affiliates (each a "Company Indemnified Person") who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a Company Indemnified Person, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person and in a manner that Federal-Mogul Indemnified Person reasonably believed to be in or not opposed to the best interests of the Trust. The Declaration also provides that expenses (including reasonable attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified for the underly ing cause of action as authorized by the Declaration.


          Indemnification of Directors and Officers of the Guarantors

  Federal-Mogul's bylaw provisions described above provide for indemnification for persons serving at the request of Federal-Mogul as director or officer of, or in other specified capacities in respect of, Guarantors. In addition, the following indemnification provisions are applicable.


 Michigan

  Federal-Mogul World Wide, Inc. and Federal-Mogul Global Properties, Inc. are organized under the laws of the State of Michigan. The indemnification provisions of the Michigan Business Corporation Act described in ''Indemnification of directors and officers of Federal-Mogul'' above also relate to the directors and officers of Federal-Mogul World Wide, Inc. and Federal-Mogul Global Properties, Inc.

 Delaware

  Federal-Mogul Dutch Holdings, Inc., Federal-Mogul Global Inc., Federal-Mogul U.K. Holdings Inc., Carter Automotive Company, Federal-Mogul Ignition, Federal-Mogul Products, Inc., Federal-Mogul Aviation, Inc. and Felt Products Mfg. Co. are organized under the laws of the State of Delaware. Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other Court shall deem proper. Also the Section states that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense or any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Article Tenth of Fel-Pro Management Co.'s certificate of incorporation provides for the same indemnification as described above.

  Under Section 1 of Article IX of Felt Products Mfg. Co.'s bylaws, Felt Products Mfg. Co. is required to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended at various times, to indemnify all officers and directors of the corporation. The indemnification authorized by the bylaws will not be found exclusive of any other rights to which those seeking indemnification may be entitled under or through any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the official capacity of those seeking indemnification and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons.

 Nevada

  Federal Mogul Venture Corporation is organized under the laws of the State of Nevada. Pursuant to the Nevada General Corporation Laws a director or officer of Federal Mogul Venture Corporation shall not be personally liable to Federal Mogul Venture Corporation or its stock holders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition and under specific circumstances, Nevada Revised Statutes 78.751 and Federal Mogul Venture Corporation's bylaws, provide for the indemnification of Federal Mogul Venture Corporation's officers, directors, employees, and agents against liabilities which they may incur in such capacities.

  In addition, under Article XI of Federal Mogul Venture Corporation's bylaws, Federal Mogul Venture Corporation is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether formal or informal) and any appeal thereof (other than an action by or in the right of Federal Mogul Venture Corporation, a ''derivative action'') by reason of the fact that such person is or was a director or officer of Federal Mogul Venture Corporation, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person was successful in defending such action, suit or proceeding, or otherwise if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Federal Mogul Venture Corporation or its shareholders, and, regarding any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except the indemnification extends only to expenses (including actual and reasonable attorneys' fees) and amounts paid in settlement incurred by the person in connection with such action and, where the person is found to be liable to Federal Mogul Venture Corporation, only if and to the extent that the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnification for the expenses which the court considers proper.

  Federal Mogul Venture Corporation's bylaws provide that Federal Mogul Venture Corpora tion shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that the person furnishes Federal Mogul Venture Corporation with an undertaking to reimburse Federal Mogul Venture Corporation if it is ultimately determined that such person is not entitled to indemnifica tion. Federal Mogul Venture Corporation shall provide indemnification to any person who is or was serving at the request of Federal Mogul Venture Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the same degree as the foregoing indemnification of directors and officers. In addition, Federal Mogul Venture Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Federal Mogul Venture Corporation (or is serving or was serving at the request of Federal Mogul Venture Corporation in a position and at an entity listed in the preceding sentence) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Federal Mogul Venture Corporation would have the power to indemnify the person against such liability under the provisions of Federal Mogul Venture Corporation's bylaws or the laws of the State of Nevada.


Item 16.  Exhibits.

Exhibit No.                   Exhibit Description
----------                    -------------------

*  1.1    Form of purchase agreement - debt securities

*  1.2    Form of purchase agreement - equity

*  3.1    Federal-Mogul's Second Restated Articles of Incorporation, as amended

*  3.2    Federal-Mogul's Bylaws, as amended

*  4.2    Form of senior indenture

*  4.3    Form of subordinated indenture

*  4.4    Form of senior debt securities (included in Exhibit 4.2 above)

*  4.5    Form of subordinated debt securities (included in Exhibit 4.3 above)

*  4.8    Form of Federal-Mogul Corporation debt securities guarantee

*  5.3    Opinion of David M. Sherbin, Associate General Counsel of Federal-
          Mogul Corporation, as to the validity of the common stock being registered hereby

*  12.1   Computation of Ratio of Earnings to Fixed Charges

*  12.2   Computation of Ratio of Earnings to Combined Fixed Charges and
          Preferred Stock Dividends

** 23.1   Consent of Ernst & Young LLP

*  23.2   Consent of KPMG Audit Plc

*  23.5   Consent of David M. Sherbin, Associate General Counsel of Federal-
          Mogul Corporation (included in his opinion filed as Exhibit 5.3)

*  24.1   Power of Attorney

*  25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of The Bank of New York, as Trustee under the senior indenture

*  25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of The Bank of New York, as Trustee under the subordinated indenture

---------------
*   To be filed with amendment
**  Filed herewith


Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     A. to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Regardless of the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information regarding the plan of distribution not previ ously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     B. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be found to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be found to be the initial bona fide offering thereof.

     C. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

     D. that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be found to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be found to be the initial bona fide offering thereof.

     E. insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as ex pressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     F. to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 18th day of March, 1999

                                        Federal-Mogul Corporation

                                        By:
                                            -------------------------
                                            David M. Sherbin
                                            Associate General Counsel

                           FEDERAL-MOGUL CORPORATION

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of March, 1999


       Signature                                  Title
------------------------   ---------------------------------------------------

/s/RICHARD A. SNELL         Chairman of the Board, Chief Executive Officer
_____________________
   Richard A. Snell         and Director (Principal Executive Officer)


/s/THOMAS W. RYAN           Executive Vice President and Chief Financial
------------------------
   Thomas W. Ryan           Officer (Principal Financial Officer)


/s/KENNETH P. SLABY         Vice President and Controller (Principal Accounting
------------------------
   Kenneth P. Slaby         Officer)


/s/JOHN J. FANNON           Director
------------------------
   John J. Fannon


/s/RODERICK M. HILLS        Director
------------------------
   Roderick M. Hills


/s/ PAUL SCOTT LEWIS        Director
------------------------
    Paul Scott Lewis


/s/ANTONIO MADERO           Director
------------------------
   Antonio Madero


/s/ROBERT S. MILLER, JR.    Director
------------------------
   Robert S. Miller, Jr.


/s/JOHN C. POPE             Director
------------------------
   John C. Pope


/s/GEOFFREY WHALEN          Director
-------------------------
Sir Geoffrey Whalen C.B.E.


                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Global Inc.

                                        By:/s/ ALAN C. JOHNSON
                                           -----------------------------
                                           Name: Alan C. Johnson
                                           Title: President and Chief
                                                  Executive Officer

                           FEDERAL-MOGUL GLOBAL INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th day of March, 1999


Signature                                     Title
-------------------   -----------------------------------------------------


/s/ ALAN C. JOHNSON
__________________    Chief Executive Officer (Principal Executive Officer)
  Alan C. Johnson

/s/ THOMAS W. RYAN
__________________    Chief Financial Officer (Principal Financial Officer)
  Thomas W. Ryan

/s/ KENNETH P. SLABY
__________________    Controller (Principal Accounting Officer)
 Kenneth P. Slaby

/s/ ALAN C. JOHNSON
__________________    Director
 Alan C. Johnson

/s/ THOMAS W. RYAN
__________________    Director
 Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul U.K. Holdings Inc.


                                        By: /s/ ALAN C. JOHNSON
                                           ----------------------------
                                        Name:  Alan C. Johnson
                                        Title:  President and Chief
                                                Executive Officer

                       FEDERAL-MOGUL U.K. HOLDINGS INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th day of March, 1999



Signature                                     Title
-------------------   -----------------------------------------------------


/s/ ALAN C. JOHNSON
__________________    Chief Executive Officer (Principal Executive Officer)
  Alan C. Johnson

/s/ THOMAS W. RYAN
__________________    Chief Financial Officer (Principal Financial Officer)
  Thomas W. Ryan

/s/ KENNETH P. SLABY
__________________    Controller (Principal Accounting Officer)
 Kenneth P. Slaby

/s/ ALAN C. JOHNSON
__________________    Director
 Alan C. Johnson

/s/ THOMAS W. RYAN
__________________    Director
 Thomas W. Ryan

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Venture Corporation

                                        By: /s/ ALAN C. JOHNSON
                                           -------------------------------
                                        Name:  Alan C. Johnson
                                        Title:  President and Chief
                                                Executive Officer

                       FEDERAL-MOGUL VENTURE CORPORATION

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th day of March, 1999


Signature                                       Title
---------------------   -----------------------------------------------------
/s/ ALAN C. JOHNSON
__________________    Chief Executive Officer (Principal Executive Officer)
  Alan C. Johnson


/s/ THOMAS W. RYAN
__________________    Chief Financial Officer (Principal Financial Officer)
  Thomas W. Ryan


/s/ KENNETH P. SLABY
__________________    Controller (Principal Accounting Officer)
 Kenneth P. Slaby


/s/ TIMOTHY W. HEFFRON
___________________     Director
 Timothy W. Heffron

/s/ ALAN C. JOHNSON
___________________     Director
  Alan C. Johnson

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul World Wide, Inc.


                                        By: /s/ RICHARD A. SNELL
                                           ---------------------------------
                                        Name: Richard A. Snell
                                        Title: President and Chief
                                               Executive Officer

                        FEDERAL-MOGUL WORLD WIDE, INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


Signature                                     Title
-------------------   -----------------------------------------------------

/s/ RICHARD A. SNELL
____________________  Chief Executive Officer (Principal Executive Officer)
  Richard A. Snell

/s/ THOMAS W. RYAN
____________________  Chief Financial Officer (Principal Financial Officer)
   Thomas W. Ryan

/s/ KENNETH P. SLABY
____________________  Controller (Principal Accounting Officer)
  Kenneth P. Slaby

/s/ ALAN C. JOHNSON
____________________  Director
  Alan C. Johnson

/s/ THOMAS W. RYAN
____________________  Director
   Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Global Properties, Inc.

                                        By: /s/ THOMAS W. RYAN
                                           -------------------------------
                                        Name: Thomas W. Ryan
                                        Title: Vice President and Chief
                                               Financial Officer

                     FEDERAL-MOGUL GLOBAL PROPERTIES, INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.

Signature                                      Title
--------------------   -----------------------------------------------------

/s/ GORDON ULSH
_____________________  President and Chief Operating Officer (Principal
    Gordon Ulsh        Executive Officer)

/s/ THOMAS W. RYAN
_____________________  Chief Financial Officer (Principal Financial Officer)
   Thomas W. Ryan

/s/ KENNETH P. SLABY
_____________________  Controller (Principal Accounting Officer)
  Kenneth P. Slaby

/s/ ALAN C. JOHNSON
_____________________  Director
   Alan C. Johnson

/s/ GORDON ULSH
_____________________  Director
     Gordon Ulsh

/s/ DAVID A. BOZYNSKI
_____________________  Director
  David A. Bozynski

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Felt Products Mfg. Co.

                                        By: /s/ THOMAS W. RYAN
                                           --------------------------------
                                        Name: Thomas W. Ryan
                                        Title: Vice President and Chief
                                               Financial Officer

                            FELT PRODUCTS MFG. CO.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.

Signature                                         Title
-----------------------   -----------------------------------------------------

/s/ RICHARD A. SNELL
________________________  Chief Executive Officer (Principal Executive Officer)
    Richard A. Snell

/s/ THOMAS W. RYAN
________________________  Chief Financial Officer (Principal Financial Officer)
    Thomas W. Ryan

/s/ KENNETH P. SLABY
________________________  Controller (Principal Accounting Officer)
    Kenneth P. Slaby

/s/ THOMAS W. RYAN
________________________  Director
    Thomas W. Ryan

/s/ WILHELM A. SCHMELZER
________________________  Director
  Wilhelm A. Schmelzer

/s/ RICHARD A. SNELL
________________________  Director
   Richard A. Snell

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Dutch Holdings Inc.

                                        By: /s/ ALAN C. JOHNSON
                                           ------------------------------
                                        Name: Alan C. Johnson
                                        Title:  President and Chief
                                                Executive Officer

                       FEDERAL-MOGUL DUTCH HOLDINGS INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th day of March, 1999



      Signature                               Title
--------------------  -----------------------------------------------------

/s/ ALAN C. JOHNSON
____________________  Chief Executive Officer (Principal Executive Officer)
   Alan C. Johnson

/s/ THOMAS W. RYAN
____________________  Chief Financial Officer (Principal Financial Officer)
   Thomas W. Ryan

/s/ KENNETH P. SLABY
____________________  Controller (Principal Accounting
  Kenneth P. Slaby    Officer)

/s/ ALAN C. JOHNSON
____________________  Director
  Alan C. Johnson

/s/ THOMAS W. RYAN
____________________  Director
   Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Carter Automotive Company, Inc.


                                        By: /s/ ALAN C. JOHNSON
                                           ------------------------------
                                        Name: Alan C. Johnson
                                        Title: President and Chief
                                               Executive Officer

                        CARTER AUTOMOTIVE COMPANY, INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


Signature                                     Title
-------------------   -----------------------------------------------------

 /s/ALAN C. JOHNSON
___________________   Chief Executive Officer (Principal Executive Officer)
 Alan C. Johnson

 /s/THOMAS W. RYAN
___________________   Chief Financial Officer (Principal Financial Officer)
  Thomas W. Ryan

 /s/KENNETH P. SLABY
___________________   Controller (Principal Accounting Officer)
 Kenneth P. Slaby

 /s/ALAN C. JOHNSON
___________________   Director
 Alan C. Johnson

/s/THOMAS W. RYAN
___________________   Director
  Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul UK Holdings Limited


                                        By: /s/ALAN C. JOHNSON
                                           -------------------------------
                                        Name: Alan C. Johnson
                                        Title: President and Chief
                                               Executive Officer

                       FEDERAL-MOGUL UK HOLDINGS LIMITED

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


Signature                                     Title
-------------------   -----------------------------------------------------

/s/ALAN C. JOHNSON
__________________    Chief Executive Officer (Principal Executive Officer)
 Alan C. Johnson

/s/THOMAS W. RYAN
__________________    Chief Financial Officer (Principal Financial Officer)
  Thomas W. Ryan

/s/KENNETH P. SLABY
__________________    Controller (Principal Accounting Officer)
 Kenneth P. Slaby

/s/ALAN C. JOHNSON
__________________    Director
 Alan C. Johnson

/s/THOMAS W. RYAN
__________________    Director
  Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.



Signature                                       Title
------------------    -------------------------------------------------------

/s/ ALAN C. JOHNSON
__________________    President and Director
  Alan C. Johnson


/s/ THOMAS W. RYAN
__________________    Chief Financial Officer, Vice President and Director
  Thomas W. Ryan


/s/ DAVID A. BOZYNSKI
__________________    Treasurer
  David A. Bozynski


/s/ DAVID M. SHERBIN
__________________    Assistant Secretary
  David M. Sherbin

/s/ JAMES D. KELLER
__________________    Assistant Treasurer
   James D. Keller


/s/ KENNETH P. SLABY
__________________    Controller
 Kenneth P. Slaby

                         FEDERAL-MOGUL IGNITION COMPANY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


     Signature                                 Title
--------------------     -----------------------------------------------------

/s/ GORDON A. ULSH
____________________     Chief Executive Officer (Principal Executive Officer)
Gordon A. Ulsh

/s/ THOMAS W. RYAN
____________________     Chief Financial Officer (Principal Financial Officer)
Thomas W. Ryan

/s/ KENNETH P. SLABY
____________________     Controller (Principal Accounting Officer)
Kenneth P. Slaby

/s/ GORDON A. ULSH
____________________     Director
Gordon A. Ulsh

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Products, Inc.


                                        By: /s/ GORDON A. ULSH
                                           -----------------------------
                                        Name: Gordon A. Ulsh
                                        Title: President and Chief
                                               Executive Officer

                          FEDERAL-MOGUL PRODUCTS, INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


    Signature                                 Title
-------------------      -----------------------------------------------------

/s/ GORDON A. ULSH
____________________     Chief Executive Officer (Principal Executive Officer)
Gordon A. Ulsh

/s/ THOMAS W. RYAN
____________________     Chief Financial Officer (Principal Financial Officer)
Thomas W. Ryan

/s/ KENNETH P. SLABY
____________________     Controller (Principal Accounting Officer)
Kenneth P. Slaby

/s/ GORDON A. ULSH
____________________     Director
Gordon A. Ulsh

/s/ THOMAS W. RYAN
____________________     Director
Thomas W. Ryan

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on March 18, 1999.

                                        Federal-Mogul Aviation, Inc.


                                        By: /s/ GORDON A. ULSH
                                           -------------------------------
                                        Name: Gordon A. Ulsh
                                        Title: President and Chief
                                               Executive Officer

                         FEDERAL-MOGUL AVIATION, INC.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 18th of March, 1999.


     Signature                                 Title
--------------------    -----------------------------------------------------

/s/ GORDON A. ULSH
____________________    Chief Executive Officer (Principal Executive Officer)
Gordon A. Ulsh

/s/ THOMAS W. RYAN
____________________    Chief Financial Officer (Principal Financial Officer)
Thomas W. Ryan

/s/ KENNETH P. SLABY
____________________    Controller (Principal Accounting Officer)
Kenneth P. Slaby

/s/ GORDON A. ULSH
____________________    Director
Gordon A. Ulsh

/s/ THOMAS W. RYAN
____________________    Director
Thomas W. Ryan

                                 EXHIBIT INDEX

Exhibit No.                   Exhibit Description
-----------                   -------------------

*  1.1    Form of purchase agreement - debt securities

*  1.2    Form of purchase agreement - equity

*  3.1    Federal-Mogul's Second Restated Articles of Incorporation, as amended

*  3.2    Federal-Mogul's Bylaws, as amended

*  4.2    Form of senior indenture

*  4.3    Form of subordinated indenture

*  4.4    Form of senior debt securities (included in Exhibit 4.2
          above)

*  4.5    Form of subordinated debt securities (included in Exhibit
          4.3 above)

*  4.8    Form of Federal-Mogul Corporation debt securities guarantee

*  5.3    Opinion of David M. Sherbin, Associate General Counsel of
          Federal-Mogul Corporation, as to the validity of the common stock being registered hereby

  *12.1   Computation of Ratio of Earnings to Fixed Charges

  *12.2 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

 **23.1   Consent of Ernst & Young LLP

 * 23.2   Consent of KPMG Audit Plc

 * 23.5 Consent of David M. Sherbin, Associate General Counsel of Federal-Mogul Corporation (included in his opinion filed as Exhibit 5.3)

 * 24.1   Power of Attorney

 * 25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the senior indenture

 * 25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the subordinated indenture

---------------
*   To be filed with amendment
**  Filed herewith